                                 EXHIBIT 4(b)
                         Optimum Quality Grains, L.L.C.
                           Retirement and Savings Plan

               (As Amended and Restated Effective January 1, 1998)

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----
    I. PURPOSE                                                               1

   II. PARTICIPATION                                                         1

  III. ENROLLMENT                                                            1

   IV. AFTER-TAX AND BEFORE-TAX AMOUNTS                                      1

          1.  Amount of After-Tax and Before-Tax Contributions               1
          2.  Change in Amount of After-Tax and Before-Tax Contributions     5
          3.  Collection of After-Tax Contributions                          5
          4.  Voluntary Suspension of After-Tax and Before-Tax Contributions 5

    V. COMPANY CONTRIBUTION                                                  5

          1.  Matching Contributions                                         5
          2.  Profit Sharing Contributions                                   6

   VI. INVESTMENT FUNDS                                                      6

          1.  Reserved                                                       6
          2.  Fund B - Fixed Income                                          6
          3.  Fund C - Mutual Funds and Other Investments                    7
          4.  Fund D - DuPont Common Stock                                   7
          5   Fund L - Loans                                                 7
          6.  Fund F - Conoco Class B Stock                                  7
          7.  Fund P - Pioneer Common Stock                                  7

  VII. INVESTMENT DIRECTION                                                  7
          1.  Investment of After-Tax Contributions                          7
          2.  Investment of Before-Tax Contributions                         8
          3.  Investment of Company Contribution                             8
          4.  Change in Investment Direction                                 8
          5.  Separate Accounting and Nonforfeitability                      8

 VIII. FUND TRANSFERS                                                        8

          1.  Transfers Among Funds B, C, D and P                            8
          2.  Transfers to Fund L from Funds B, C, D and P                   9
          3.  Transfers to Funds B, C, D and P from Fund L                   9

   IX. RESERVED                                                              9

    X. OPERATION OF FUNDS B and C                                           10

          1.  Fund Investments                                              10
          2.  Fund Valuation                                                10
          3.  Fund Units or Shares                                          11
          4.  Voting of Shares                                              11



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   XI. OPERATION OF FUNDS D AND P                                           12

          1.  Purchase of DuPont Common Stock                               12
          2.  Account Holder's Account                                      12
          3.  Valuation of Fund D                                           12
          4.  Voting and Tender of Shares                                   13
          5.  Operation of Fund P                                           13


  XII. OPERATION OF FUND L                                                  14

          1.  Establishment of Loan Account                                 14
          2.  Interest                                                      14
          3.  Repayments                                                    14
          4.  Fund Valuation                                                14

 XIII. PARTICIPANT LOANS                                                    14

          1.  Determination of Borrowable Account Balance                   14
          2.  Amount of Loan                                                15
          3.  Interest                                                      15
          4.  Term of Loans                                                 15
          5.  Repayment                                                     15
          6.  Declaration and Notice of Default                             16
          7.  Deemed Withdrawal                                             17
          8.  General Conditions                                            18

  XIV. WITHDRAWALS                                                          19

          1.  General Conditions                                            19
          2.  Withdrawal Sequence                                           20
          3.  Withdrawal Maximum                                            21

   XV. HARDSHIP WITHDRAWALS FROM BEFORE-TAX ACCOUNT                         21

          1.  Definition of Hardship                                        21
          2.  Establishment of Immediate and Heavy Financial Need           21
          3.  Distribution Necessary to Satisfy
              Immediate and Heavy Financial Need                            22
          4.  Amount Withdrawable                                           22
          5.  Forfeitures and Suspensions                                   23

  XVI. TERMINATION OF PARTICIPATION                                         23

          1.  General Conditions                                            23
          2.  Terminations Without Forfeiture                               23
          3.  Terminations With Forfeiture                                  24
          4.  Distribution of Accounts                                      25

                                       -ii-
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          5.  Form of Payment                                               29
          6.  Reenrollment in Plan                                          30

 XVII. NONASSIGNMENT                                                        30

XVIII. OPERATION OF THE PLAN AS A TOP-HEAVY PLAN                            30

          1.  Minimum Vesting                                               31
          2.  Minimum Contributions                                         31
          3.  Compensation Limitation                                       31
          4.  Effect on Limitation on Annual Additions                      31
          5.  Definitions                                                   31

  XIX. MISCELLANEOUS PROVISIONS                                             32

          1.  Plan Administration                                           32
          2.  Administrative Expense                                        34
          3.  Modification or Termination                                   34
          4.  Transition to Amended Plan                                    34
          5.  Transfer of Assets                                            34
          6.  No Guarantee of Security Values                               36
          7.  Limitations on Annual Additions                               36
          8.  Qualified Domestic Relations Orders                           37
          9.  Military Service                                              37
         10.  Normal Retirement Age                                         37
         11.  Compensation Taken into Account                               37
         12.  No Decrease of Accrued Benefit                                38
         13.  Change to Vesting Schedule                                    38
         14.  Definitions                                                   38



                                      -iii-
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                          RETIREMENT AND SAVINGS PLAN



I.    PURPOSE

      The purpose of this Plan is to encourage and assist employees in following a systematic savings program suited to their individual financial objectives. This Plan is a profit-sharing plan.

II.   PARTICIPATION

      An employee shall become a Participant as of the first day of the month following the month in which occurs the date on which the employee has been compensated with respect to 1000 Hours of Service during a 12-consecutive-month period (whether or not that period has ended). To determine Hours of Service, an employee for whom a record of Hours of Service is not kept shall be credited with 190 Hours of Service for each month of employment during which he is paid for one or more Hour. The first 12-consecutive- month period for purposes of this Section will commence on the employee's date of employment or reemployment, whichever is applicable. Subsequent periods shall be the Plan Years commencing during or after the first period.

      In addition, any employee who was an employee of E. I. duPont de Nemours and Company or Pioneer Hi-Bred International, Inc. or a member of the Controlled Group of either of those corporations on December 31, 1997 and who became an employee of the Company on or after January 1, 1998 and on or before June 1, 1998, is a Participant in this Plan effective as of the first day of the month coinciding with or next following the date he or she became an employee of the Company. The Company will be responsible for tracking eligibility of Participants under this paragraph.

      Once an employee is eligible to participate in the Plan, he remains eligible.

III.  ENROLLMENT

      An employee may enroll for making contributions to the Plan at any time on or after the date he becomes a Participant under Section II by authorizing deductions from his salary or wages or electing deferrals of compensation or both under the provisions of this Plan, subject to any deadlines or election periods the Company may establish from time to time. However, the effective date of any employee's participation in the Plan shall be the first day of the month specified in Section II whether or not the employee enrolls to make contributions as of that date.

IV.   AFTER-TAX AND BEFORE TAX-AMOUNTS

      1.    Amount of After-Tax and Before-Tax Contributions

            (a)   After-Tax and Before Tax Contributions

                  An individual may authorize his employer to (A) make a payroll deduction (hereafter, After-Tax Contribution) and/or (B) defer a portion of his compensation (hereafter, Before-Tax Contribution) and pay it under this Plan in an amount per month, and in the case of any applicable Variable Pay, at the time of such payment, equal to any selected whole percentage (except as required to comply with subparagraph (iii) below), from 1% to 16%, of his Monthly Pay and any such Variable Pay, provided that (i) the sum of a Participant's After-Tax Contributions and Before-Tax Contributions may not exceed 16% of his Monthly Pay and any applicable Variable Pay, (ii) during a period when Company Contributions are suspended in accordance with Section XIV, XV or XVI of the Plan, the Participant's After-Tax rate will be limited to 10% (which limit will be monitored by the Company) and (iii) a Participant may not defer Before-Tax Contributions of more than $10,000 per year (or such other amount as may be allowable in accordance with applicable statute, regulations or official announcements made by the Secretary of the Treasury). If a Participant's Before-Tax Contributions for a Plan Year would exceed the limit in subparagraph (iii), above, and if the Participant so elects, any contributions elected by the Participant in excess of said limit shall be treated as After-Tax Contributions. The Company will notify the Participant of recharacterized contributions and will send the contributions to the recordkeeper identified as After-Tax Contributions.

            (b)   Reduction of After-Tax and/or Before-Tax Percentage

                  (1) If the Plan Administrator estimates that the discrimination standards of Code Sections 401(k) and/or 401(m) and the regulations thereunder may not be satisfied, the selected Before-Tax Contribution, After-Tax Contribution and/or Matching Contribution portion of Company Contributions, as appropriate, percentage for Highly Compensated Participants may be reduced in 1% increments from 16% until the Plan Administrator determines that the standards will be satisfied. The Plan Administrator will be responsible for communicating any reduction in the percentages to the Participants.

                  (2) If the Participant is eligible for a 9% Profit Sharing Contribution under Section V, "13%" shall be substituted for "16%" in this Section IV. The Company will track these percentages and transmit the appropriate contribution amounts to the recordkeeper.

            (c) The Plan Administrator may determine during the Plan Year, using information supplied by the recordkeeper, whether the Before-Tax and Regular Account Contributions elected by Highly Compensated Participants will, based on projections to the end of the Plan Year, cause the Plan not to comply with the limitations on contributions imposed by sections 401(k) and 401(m) of the Code. Such projections will be made by assuming constant compensation and constant elected contribution percentages. If the projections indicate that the limitations will be exceeded, the Plan Administrator may instruct the recordkeeper to adjust contributions by Highly Compensated Participants as appropriate to implement the following:

                  (1) The Plan Administrator will determine the maximum percentages of Before Tax and Regular Account Contributions respectively that can be made by Highly Compensated Participants for the following month or months without causing the Plan, on a projected basis, to exceed such limitations ("Allowable Percentages"). Reductions in the Allowable Percentages, if any, determined for this purpose will be made in 1% increments and will be applied uniformly to all Highly Compensated Participants.

                  (2) The Plan Administrator will direct the recordkeeper to reduce or adjust the percentages of Before Tax and Regular Account Contributions of each Participant to reflect the Allowable Percentages.

            (d) If it is determined after the close of a Plan Year that participation by Highly Compensated Participants has exceeded the discrimination standards of Code sections 401(k) ("Excess Contributions") or 401(m) ("Excess Aggregate Contributions"), the amount of the Excess Contributions or the Excess Aggregate Contributions shall be refunded to the Highly Compensated Participants in accordance with the following rules:

                  (1) Determination of the amount of Excess Contributions for a Highly Compensated Participant shall be made in the following manner: First, the Before-Tax Contributions of the Highly Compensated Participant with the highest dollar amount of such contributions will be reduced to the extent necessary to satisfy the actual deferral percentage ("ADP") test or cause such amount to equal the dollar amount of the Highly Compensated Participant with the next highest dollar amount. This process shall be repeated until the ADP test is satisfied. The amount of Excess Contributions for a Highly Compensated Participant will be equal to the total dollar amount of elective contributions that were reduced in order to satisfy the ADP test. The reductions under this paragraph shall be made in accordance with the methodology prescribed in IRS Notice 97-2 or other applicable notices or Treasury regulations.

                  (2) Determination of the amount of Excess Aggregate Contributions for a Highly Compensated Participant shall be determined in the same manner as described in Paragraph (1), above, ("Leveling") but substituting "ACP test" for "ADP test".

                  (3) For purposes of applying this Paragraph (d), the ADP and ACP of Participants who are not Highly Compensated Participants that are used in applying the ADP test and ACP test for a particular Plan Year shall be the percentages determined for the previous Plan Year. However, the ADP and ACP for said group of Participants for 1998 shall be the greater of 3% or the actual ADP and ACP of said group for 1998.

                  (4) The amount of Excess Contributions to be distributed shall be reduced by deferrals in excess of Code section 402(g) limits ("Excess Deferrals") previously distributed for the taxable year ending in the same Plan Year, and Excess Deferrals to be distributed for a taxable year will be reduced by Excess Contributions previously distributed for the Plan Year beginning in such taxable year.

                  (5) Distribution (or forfeiture, if applicable) of Excess Aggregate Contributions or of Excess Contributions will include the income allocable thereto. The income allocable to the Excess Aggregate Contributions or Excess Contributions includes income for the Plan Year for which the Excess Aggregate Contributions or Excess Contributions were made but does not include income for the period between the end of the Plan Year and the date of distribution (or forfeiture).

                  (6) If a distribution of Excess Aggregate Contributions or Excess Contributions results in a distribution of Matched After-Tax or Before-Tax Contributions, the Matching Contributions which relate to such Matched Contributions must be distributed or forfeited, as applicable.

                  (7) A distribution of Excess Aggregate Contributions or Excess Contributions shall be made within 2-1/2 months of the end of the Plan Year in which they were made.

            (e) If one or more Highly Compensated Employees is a Participant in both the portion of this Plan subject to the ACP test and that which is subject to the ADP test, then the tests shall be applied in such a way as to avoid multiple use of the alternative limitation in accordance with Treasury regulations 1.401(m)-2 and section 401(m)(9) of the Code.

                  If there is an impermissible multiple use of the alternative limitation, the Plan Administrator shall reduce the ACP, treating the reduction as an excess aggregate contribution, or the ADP, treating the reduction as an excess contribution, to the extent necessary to eliminate the impermissible multiple use in accordance with applicable regulations and IRS Notices.

            (f)   Distribution of Excess Before-Tax Contribution

                  (1) If the Plan Administrator determines that a Participant has made a contribution under Paragraph l(a) of this Section which for any calendar year exceeds $10,000 (or such other amount as may be permitted by regulation or other official announcement by the Secretary of Treasury), the excess amount (plus any income and minus any loss allocable thereto, as calculated in accordance with regulations), shall be distributed to the Participant not later than April 15th following the close of such calendar year.

                  (2) If a Participant participates in another plan which includes a qualified cash or deferred arrangement, and such Participant contributes in the aggregate more than the exclusion limit under Paragraph 1(a) of this Section and the corresponding provisions of the other plan and the Participant notifies the Plan Administrator not later than March 1st following the close of such calendar year, then the Plan Administrator shall distribute to the Participant not later than April 15th following the close of such calendar year the excess amount (plus any income and minus any loss allocable to such amount) which the Participant allocated to this Plan.

      2.    Change in Amounts of After-Tax and Before-Tax Contributions

            A Participant may change his After-Tax and Before-Tax Contribution amounts by authorizing the Company to deduct or defer any higher or lower amount permitted by Paragraph 1 of this Section.

      3.    Collection of After-Tax Contributions

            After-Tax Contributions shall be permitted only by deduction from a Participant's salary, wages, or Variable Pay.

      4.    Voluntary Suspension of After-Tax and Before-Tax Contributions

            A Participant who has an account balance in the Plan may authorize suspension of his After-Tax and Before-Tax Contributions without terminating his participation in the Plan. During such suspension, the related Matching Contribution described in Section V shall also be suspended. After a minimum suspension of one month, the Participant may authorize the resumption of After-Tax and/or Before-Tax Contributions. A Participant is not permitted to make up suspended After-Tax Contributions or Before-Tax Contributions.

V.    COMPANY CONTRIBUTIONS

      The Company will contribute amounts (hereafter, Company Contributions) as follows:

      1.    Matching Contributions

            Except to the extent limited during a period of suspension in accordance with Section IV.4, XIV, XV or XVI, the Company will contribute monthly, and in the case of Variable Pay at the time of such payment, to the Funds selected by each Participant in accordance with Paragraph 3 of Section VII an amount equal to 50% of the Participant's After-Tax and Before-Tax Contributions during that month and, if applicable, at the time of payment of any Variable Pay except that no such contribution will be made on the total of any Participant's After-Tax and Before-Tax Contributions in excess of 6% of his combined Monthly Pay and any applicable Variable Pay. For purposes of determining whether a Participant's After-Tax or Before-Tax Contributions are matched or unmatched, the Matching Contribution will be deemed to have first matched the Before-Tax Contributions.

      2.    Profit Sharing Contributions

            The Company will contribute monthly for each eligible Participant an amount equal to a percent of the Participant's Monthly Pay and any applicable Variable Pay paid during that month, subject to the following:

            (a) In order to be eligible to receive a Profit Sharing Contribution for a particular month, the employee must have become a Participant pursuant to Section II on or before the first day of that month.

            (b) For purposes of this Subsection, compensation paid for services prior to the date the employee becomes a Participant shall be disregarded.

            (c) The percent to be contributed for a Plan Year for an eligible Participant shall be determined as follows:

                  (1) If (i) the Participant became an employee of the Company on or after January 1, 1998 and on or before June 1, 1998, (ii) the Participant was an employee of E. I. du Pont de Nemours and Company, Pioneer Hi-Bred International, Inc., or a member of the Controlled Group of either of said corporations on December 31, 1997, and
                        (iii) the sum of the Participant's age (rounded to the nearest whole year) and credited service under the applicable defined benefit pension plan of said corporations (rounded to the nearest whole year) on December 31, 1997 equaled or exceeded 55, the percent shall be 9%.

                  (2)   In any other case, the percent shall be 6%.

                  In each case, the contribution will be calculated by the Company and transmitted to the recordkeeper.

      3. The Company Contributions shall be for the exclusive benefit of Participants.

VI.   INVESTMENT FUNDS

      The following Funds shall be established for the investment of After-Tax, Before-Tax, and Company Contributions.

      1.    Fund A - Reserved (Hold for possible future use)

      2.    Fund B - Fixed Income

            Amounts deposited in the Fixed Income Fund shall be invested so as to preserve principal and to pay a stable rate of return over time.

      3.    Fund C - Mutual Funds and Other Investments

            Amounts deposited in Fund C shall be invested, as directed by Participants, in one or more mutual funds or other investment vehicles designated by the Company. The Company may in its sole discretion add investment options, merge options, or delete existing investment options at any time.

      4.    Fund D - DuPont Common Stock

            Amounts deposited in Fund D shall be invested in common stock of E.I. du Pont de Nemours and Company (hereafter "DuPont").

      5.    Fund L - Loans

            Amounts transferred to Fund L from the other Funds shall be loaned to Participants.

      6.    Fund F - Conoco Class B Stock

            Effective May 1, 1999, amounts deposited in Fund F shall be invested in shares of Class B stock of Conoco Inc.; provided, however, that Fund F shall be offered as an investment fund in the Plan only upon the effective date of the one-time initial tender offer of Class B stock of Conoco Inc., and no amounts may be invested in Fund F other than as a result of such initial tender offer. If the tender offer does not occur, this Paragraph 6 shall not become effective. Notwithstanding any other provision of this Plan to the contrary, an accountholder may authorize the transfer of all or part of the value of his account invested in Fund F into any other investment fund available under the Plan, but may not authorize any transfer into Fund F other than as a result of the tender offer. Fund F shall be treated as an investment fund other than Fund L for determining availability of loans and withdrawals and for all other purposes as appropriate under this Plan.

      7.    Fund P - Pioneer Common Stock

            Effective January 1, 1999, amounts deposited in Fund P shall be invested in common stock of Pioneer Hi-Bred International, Inc. (hereafter "Pioneer"). Effective October 1, 1999, Fund P is discontinued and all references in the Plan to Fund P shall thereafter be disregarded.

VII.  INVESTMENT DIRECTION

      1.    Investment of After-Tax Contributions

            Each Participant shall authorize the Company to allocate his After-Tax Contributions to his Regular Account in Funds B, C, D or P in selected percentages in whole multiples of one percent (1%).

      2.    Investment of Before-Tax Contributions

            Each Participant shall authorize the Company to allocate his Before-Tax Contributions to his Before-Tax Account in Funds B, C, D or P in selected percentages in whole multiples of one percent (1%).

      3.    Investment of Company Contribution

            Each Participant shall authorize the Company to allocate Company Contributions to his Regular Account in accordance with the Participant's current investment direction of After-Tax Contributions. An After-Tax investment direction will be required upon enrollment in the Plan.

      4.    Change in Investment Direction

            A Participant may change his investment direction to Funds B, C, D or P by authorizing any other allocation permitted by Paragraphs 1 and 2 of this Section.

      5.    Separate Accounting and Nonforfeitability

            A Participant's Before-Tax Contributions and After-Tax Contributions and earnings thereon will be nonforfeitable. A Participant's Before-Tax Account will be maintained in a separate account from a Participant's After-Tax Contributions, Company Contributions and earnings thereon.

      6. Contributions generally shall be invested pursuant to the Participant's directions as soon as administratively feasible following receipt by the Trustee. However, the Company may provide for temporary delays in investment of contributions to the extent the Company determines in its sole discretion to be necessary or appropriate for the administration of the Plan. During any such temporary delay, the amounts may be held uninvested, or may be invested in a money market fund or similar short-term investment, in which case any temporary earnings on such contributions may be allocated to the Accounts of Participants in such manner as the Trustee deems appropriate, or may be applied to pay expenses of administering the Plan.

VIII. FUND TRANSFERS

      1.    Transfers Among Funds B, C, D and P

            An account holder, other than a non-Spouse Beneficiary, may authorize the transfer of all or part of the value of his Regular Account in Fund B, C, D or P or his Before-Tax Account in Fund B, C, D or P from one Fund to the other. Such Transfers may be made in any whole multiple of 1% or in any number of Fund Units and/or Shares. Amounts may not be transferred into and out of the same Fund on the same business day. The determination of values for this purpose shall be made in accordance with the provisions of Sections IX, X and XI.

      2.    Transfers to Fund L from Funds B, C, D, F and P

            A Participant who is granted a loan or loans from the Plan shall designate the sequence in which Funds will be liquidated and authorize the Transfer of cash to Fund L in an amount equal to the principal amount of the loan or loans. Such Transfers shall be made from the Participant's borrowable account balance in the following order:

            (a)   Rollover Contributions and Earnings.

            (b)   Nonforfeitable Profit Sharing Contributions and Earnings.

            (c) Nonforfeitable Matching Contributions based on After-Tax Contributions and Earnings.

            (d) Norforfeitable Matching Contributions based on Before-Tax Contributions and Earnings.

            (e)   Unmatched After-Tax Contributions and Earnings.

            (f)   Matched After-Tax Contributions and Earnings.

            (g)   Pre-'87 After-Tax Contributions and Earnings.

            (h)   Unmatched Before-Tax Contributions and Earnings.

            (i)   Matched Before-Tax Contributions and Earnings.

      3.    Transfers to Funds B, C, D and P from Fund L

            Repayments of principal and interest to Fund L shall be transferred to Funds B, C, D and/or P in the Before-Tax Account, or Funds B, C, D and/or P in the Regular Account. Such Transfers shall be made in the same proportion that current investment direction of After-Tax and/or Before-Tax Contributions are made to those Funds under Sections VII.1 and 2. If there is no current investment direction for Contributions, Transfers under this Paragraph shall be made to Fund B. Repayments of principal under this Paragraph shall be restored to the Participant's Regular and/or Before-Tax Account in reverse order from that set forth in Paragraph 2 of this Section. Payments of interest shall be treated as Earnings and shall be allocated to the Regular and/or Before-Tax Account in the same proportion that unpaid principal from each Account bears to the total unpaid principal prior to such payment.

IX.   [Reserved]

X.    OPERATION OF FUNDS B AND C

      Throughout this Section, the words "the Fund" shall mean Fund B or Fund C.

      1.    Fund Investments

            (a) Amounts allocated to the Fund(s) in accordance with the terms of this Plan shall be paid by the Company to or at the direction of Trustee(s) appointed by the Company for the Fund(s), and shall be deposited in an account for the Fund(s).

            (b) Amounts deposited in the Fixed Income Fund shall be delivered to the Trustee and invested as designated by the Company pursuant to arrangements with one or more entities chosen by the Company, including, but not limited to, insurance companies, banks and other investment organizations. These arrangements shall provide for the return of principal in full plus the payment of interest at a predetermined rate applicable for a specified period of time. In addition, a portion of the Fixed Income Fund shall be invested in a short-term funds(s) (i.e., a cash buffer) so as to provide sufficient liquidity to accommodate daily trading activity.

            (c) All amounts received by the Trustee of Fund C shall be invested, as directed by account holders, in one or more mutual funds or other investment vehicles designated by the Company. Assets of Fund C shall be held in the name of the Trustee(s) or one or more of its/their designated nominees.

      2.    Fund Valuation

            (a) All deposits to the Fixed Income Fund shall be expressed as units of participation in the Fixed Income Fund. The Trustee of the Fixed Income Fund shall determine each day's unit value based on the assets of the Fixed Income Fund. Assets shall consist of all deposits to the Fixed Income Fund and all interest credited or accrued to such deposits pursuant to investment arrangements. No participant in the Fixed Income Fund shall have ownership in any particular investment in the Fixed Income Fund.

            (b) The Trustee(s) of Fund C shall determine the current fair market value of all assets held by such Fund, including accrued income, each day on which business is transacted on the New York Stock Exchange.

            (c) Fund valuations determined in accordance with Paragraphs 2(a) and 2(b) of this Section shall be made before recording in the Fund After-Tax Contributions, Before-Tax Contributions, Company Contributions, Withdrawals, Terminations of Participation, and Transfers among Funds.

      3.    Fund Units or Shares

            (a) Amounts allocated to the Fund(s) shall be credited to account holder's accounts in dollars, in shares, and/or in units, as appropriate, of ownership in the Fund(s).

                  (1) The value of a unit or share shall be determined as follows:

                        (i) The value of a unit in Fund B shall be determined by dividing the total value of the Fund for that business day by the corresponding total number of units in the Fund before adding or subtracting any units for that business day.

                        (ii) The value of each mutual fund share or other investment in Fund C shall be determined on each business day by the Investment Manager(s) of Fund C.

                  (2) The number of units or shares credited to each account holder's account for the current business day shall be determined by dividing the amounts of the account holder's After-Tax Contributions, Before-Tax Contributions, Company Contributions, and/or Transfers among Funds for the current business day by the value of one unit or share for that day.

            (b) The current value of an account holder's account in the Fund, as needed for Withdrawals, Termination of Participation, Loans, Transfers among Funds, or periodic reports to account holders, shall be determined by multiplying the total number of his respective Units and/or shares in the Fund (after additions for the current day) by the value of one Unit and/or share respectively for that business day; also, the number of respective Units and/or shares to be deducted from an account holder's account because of forfeiture, Loan, or Withdrawal of a specified amount shall be determined by dividing such amount by the value of one Unit and/or share respectively for that day.

      4.    Voting of Shares

            Commencing October 1, 1998, each accountholder shall be entitled to direct the Trustee as to the manner in which voting rights with respect to the shares or units represented by the accountholder's Account in Fund B or C are to be exercised. The Trustee shall vote the number of shares or units in accordance with such instructions. If a Participant does not return proper voting instructions in a timely manner, such inaction shall be deemed an election not to vote such shares or to vote such shares as the default option described on the proxy or voting instruction, as applicable.

      5. For purposes of allocating income and losses with respect to Fund C, each mutual fund or other investment option under Fund C shall be treated as if it were a separate "Fund".

XI.   OPERATION OF FUNDS D AND P

      1.    Purchase of DuPont Common Stock

            Amounts allocated to Fund D shall be used to purchase DuPont common stock. Such purchases may be made in the open market or from DuPont if it shall have made treasury or authorized but unissued shares available for such purchases. In the case of stock purchased from DuPont, the purchase price shall be the closing price of such stock as reported on the New York Stock Exchange - Composite Transactions on the last trading day preceding the date of such purchase from DuPont. Purchases made on the open market shall be the average price for all shares purchased by the Plan during that day. Such DuPont common stock and any other assets of Fund D shall be held in the name of the Trustee or of one or more of its designated nominees. The Trustee may sell any stock purchase warrants or distribution of property received, and the proceeds shall be invested currently in DuPont common stock. Any stock dividend, split-up or other change in DuPont common stock, or any distributions of property applicable to the shares held by the Trustee, shall be applied for the exclusive benefit of the account holders in Fund D.

      2.    Account Holder's Account

            (a) Amounts allocated to an account holder's Fund D shall be credited in dollars and in a proportionate number of full shares and fractional interests in a share of DuPont common stock. Such proportionate number shall be determined on the basis of the ratio of the amount allocated to his account to the total of all amounts allocated to Fund D for the business day.

            (b) An account holder shall be credited with a proportionate number of full shares and fractional interests in a share of any DuPont common stock acquired by the Trustee with income accruing to Fund D, or as a result of any addition due to stock dividends, stock purchase warrant, split-up or other change, or distribution of property applicable to such stock. Such proportionate number shall be determined on the basis of the ratio of his total shares to the total of all shares in Fund D to which such income or addition applies. In the event an account holder has transferred all funds out of Fund D prior to payment of a stock dividend, stock purchase warrant, split-up or other change, or distribution of property applicable to stock held in Fund D, the full shares or fractional interests in a share, if any, allocable to such transferred funds on account of such stock purchase, warrant, split-up or other change, or distribution or property shall be paid in cash in accordance with the account holder's current investment direction.

3.    Valuation of Fund D

      (a)   Valuation: Account Status

            The current value of an account in the Fund on any business day shall be the total number of shares and fractional interests in a share in the account multiplied by the closing price of DuPont common stock on the New York Stock Exchange for that business day, plus any proportionate ownership of accrued income and cash held for an account holder by the Trustee for Fund D.

      (b) Valuation: Fund Transfers Out, Loans, Withdrawals and Termination or Other Distributions

            For purposes of Fund Transfers Out, Loans, Withdrawals and Termination or Other Distributions, the value of shares liquidated in connection with the transaction shall be the average selling price as determined by the Trustee on the date of the transaction.

      (c)   Valuation: Fund Transfers In and Purchases of DuPont Common Stock.

            For purpose of Fund Transfers In and Purchases of DuPont Common Stock, the value of the DuPont common stock purchased in connection with the transaction shall be the average purchase price as determined by the Trustee on the date of the transaction.

4.    Voting and Tender of Shares

      Commencing October 1, 1998:

      (a) Each accountholder shall be entitled to direct the Trustee as to the manner in which voting rights with respect to any DuPont stock attributable to the number of shares and fractional interest in a share represented by the accountholder's account in Fund D are to be exercised. The Trustee shall vote the number of shares in accordance with such instructions. Any such instructions shall remain in the strict confidence of the Trustee.

      (b) Each accountholder shall be entitled to direct the Trustee as to whether to exercise a tender offer with respect to any DuPont stock credited to such accountholder's account in Fund D. The Trustee shall tender such shares in accordance with such instructions. If an accountholder does not return proper tender instructions to the Trustee in a timely manner, such inaction by the accountholder shall be deemed a decision not to tender, and the Trustee shall not tender shares credited to such accountholder's account.

5.    Operation of Fund P

      Prior to October 1, 1999, Fund P shall be operated in accordance with the provisions of Paragraphs 1 through 4 of this Section XI, with "Fund P" substituted for "Fund D" and "Pioneer" substituted for "DuPont" each place such terms appear in those paragraphs. Effective October 1, 1999, any portion of an accountholder's accounts invested in Fund P which the accountholder has elected to exchange for DuPont stock or which has been converted to DuPont stock due to proration rules shall be transferred to Fund D and the remainder of the accountholder's accounts invested in Fund P shall be transferred to Fund B.

XII.  OPERATION OF FUND L

      1.    Establishment of Loan Account

            Amounts transferred to this Fund shall be loaned to the Participant provided the procedures described in Section XIII.8(d) have been completed. The Participant's obligation to repay the loan pursuant to the documents constituting the promissory note shall be held by a Trustee appointed by the Company for the Fund until the loan has been paid in full.

      2.    Interest

            Interest at the rate prescribed in the loan agreement shall accrue daily.

      3.    Repayments

            The Administrator shall reduce the account balance in Fund L to reflect repayments of principal and interest, and such amounts shall be transferred to the Participant's Account(s) as provided in
            Section VIII.3. When the account balance in Fund L has been reduced to zero, the Administrator shall notify the Trustee that the loan has been repaid and the Trustee shall cancel the records of the Participant's obligation to repay that constitute the Participant's promissory note.

      4.    Fund Valuation

            The current value of the account on any date shall be the outstanding loan balance plus any unpaid accrued interest.

XIII. PARTICIPANT LOANS

      A Participant with a borrowable account balance in Funds B, C, D, F and P of $1,000 or more may request a loan subject to the conditions stated in this Section (hereafter, Loan).

      1.    Determination of Borrowable Account Balance

            For purposes of this Section and Section VIII, the borrowable account balance in Funds B, C, D, F and P shall equal one-half of
            (i) the amount distributable from those Funds under Section XVI on account of termination of employment from the Controlled Group for any reason other than those described in Section XVI.2(b), less (ii) amounts held pursuant to a qualified domestic relations order, with the result reduced by the outstanding balance of any loan to the Participant.

      2.    Amount of Loan

            Loans shall not be for less than $1,000. The maximum amount of any Loan from this Plan may not exceed the Participant's borrowable account balance in Funds B, C, D, F and P and, when added to the outstanding balance(s) of all other loans from this or any other qualified plans sponsored by any member of the Controlled Group, shall not exceed the lesser of:

            (a) $50,000, reduced by the highest outstanding balance of Loans from the Controlled Group profit sharing plans during the one-year period ending on the day before the date on which such Loan was made, or

            (b) one-half of the Participant's nonforfeitable account balance(s) in all Controlled Group profit-sharing plans.

      3.    Interest

            The rate of interest for Loans granted during any monthly period shall be determined as of the last working day of the month preceding the date on which the Loan application is made and shall be the average rate for secured personal loans (rounded to the next lower one-quarter percent (1/4%) then in effect at five banks selected by the Plan Administrator; provided however, that the interest rate shall not exceed the maximum amount allowed by law.

      4.    Term of Loans

            The term of the Loan shall be the period requested by the Participant and accepted by the Administrator. The minimum term shall be 12 months and the maximum term 60 months, except for a qualified residential Loan. The maximum term for a qualified residential Loan shall be 120 months. The Administrator shall determine, based on information furnished by the Participant, whether a Loan is a qualified residential Loan, as defined in Paragraph 8(e) of this Section.

      5.    Repayment

            (a)   Payroll Deduction

                  Except as provided in Subparagraph (b) below, Loans shall be repaid in monthly installments by deduction from a Participant's salary or wages according to the amortization schedule in the disclosure statement.

                  Notwithstanding the foregoing, a Participant shall have the right to repay at any time prior to the expiration of the term of the Loan, without penalty, the outstanding balance of the Loan plus accrued interest to the end of the month in which repayment occurs. Such payment shall be made in such form as permitted by the Administrator, or by an election on the part of the Participant to incur a Deemed Withdrawal from his account pursuant to Paragraph 7(a) of this Section.

                  If the Participant's salary or wage payment is not sufficient to allow deduction of the full installment and the Participant does not make a direct payment, as provided in Paragraph 5(b) of this Section, on or before the 45th day following the day on which such payment was due, a default will be declared under Paragraph 6(a) of this Section.

            (b)   Direct Payment

                  The Administrator, at the Participant's request, may permit installments of principal and interest to be repaid in a manner other than by payroll deduction under the following circumstances:

                  (1)   the Participant, at Company request, is transferred to
                        E. I. du Pont de Nemours and Company, Pioneer Hi-Bred International, Inc. or a member of the Controlled Group of either of said corporations, is transferred to an Affiliated Group company or is employed by a partnership or joint venture in which the Company has an ownership interest, and does not elect under Section XIX.5(b) to transfer his account to the qualified profit-sharing plan of the company, partnership or joint venture to which he is transferred or employed, or

                  (2) the Participant is granted a leave of absence without pay, or

                  (3) the Participant's salary or wage payment is not sufficient to allow deduction of the full installment payment.

      6.    Declaration and Notice of Default

            If, for any of the reasons described in this Paragraph, a Loan is declared in default, the Loan Administrator shall issue a Notice of Default which shall be delivered to the Participant.

            (a)   Nonpayment

                  If, while any portion of a Loan granted under this Section is outstanding, the Participant fails to make a scheduled repayment or a direct payment as provided in Paragraphs 5(a) and (b) of this Section, respectively, on or before the 45th day following the day on which such payment was due, the Loan shall be declared in default.

            (b)   Termination of Employment

                  If a Participant terminates employment for any reason, other than on account of death or a transfer described in Paragraph 5(b)(1), and does not elect to defer distribution of the balance of his accounts under Section XVI.4(e), a Deemed Withdrawal shall occur as of the last day of the month within which the Participant terminates employment. In the event of death, notwithstanding Sec. XII.2, the accrual of interest shall cease as of the last day of the month in which death occurs and a Deemed Withdrawal shall occur as of the date on which distribution of the balance of the Participant's accounts is made under Sec. XVI.4(d) unless an election is made under Sec. XVI.4(e) in which case a Deemed Withdrawal shall occur as of the last day of the month in which such election is made.

            (c)   Transfers to Another Employer

                  If a Participant is, at Company request, transferred to an employer described in Paragraph 5(b)(1), and does not make an election under Section XIX.5(b), or the Trustee of the receiving plan will not accept transfer of the Fund L account, a Deemed Withdrawal shall occur as of the last day of the month within which the Participant terminates employment from such employer.

            (d)   Reinstatement of Loan

                  The Plan Administrator may reinstate a Loan following a declaration of default, provided:

                  (1) all payments of principal and interest in arrears are received by the Plan Administrator prior to a Deemed Withdrawal under Paragraph 7 of this Section; and

                  (2) the Plan Administrator receives adequate assurance that future installments will be received by Fund L on a timely basis.

      7.    Deemed Withdrawal

            (a) The balance of the Participant's Fund L account shall be deemed to have been withdrawn from the Plan by the Participant under Section XIV or XVI, whichever is applicable (Deemed Withdrawal), under the following circumstances:

                  (1)   the Plan Administrator does not reinstate a Loan under
                        Section XIII.6(d) on the earlier of the date of distribution of the Participant's Accounts or the 45th day after a default for any reason set forth in Section XIII.6, or

                  (2) the Participant elects to repay his Loan by canceling his Fund L account.

                  A Deemed Withdrawal initiated under Clause (1) or Clause (2) above shall not be considered a withdrawal for purposes of the limitation on the number of withdrawals permitted under
                  Section XIV.1.

            (b) Notwithstanding the foregoing, no Deemed Withdrawal shall be permitted if such withdrawal would adversely affect the status of the Plan under Section 401(a) or 401(k) of the Code. The Plan Administrator may take such action as it deems necessary to insure repayment of Loans made under this Section and compliance with applicable law. If a Deemed Withdrawal under
                  Section XIII.7(a) would
                  adversely affect the status of the Plan under Section 401(a) or 401(k) of the Code:

                  (1) the balance of the Participant's Regular Account in Funds B, C, D, F and P shall be distributed subject to
                        Section XIV in accordance with the consent of the Participant given at the time of the Loan initiation;

                  (2) the Participant shall deposit neither After-Tax nor Before- Tax Contributions during the period beginning with the month following the month in which the notice of default is issued and ending with the month in which the Loan is reinstated under Section XIII.6(d); and

                  (3) Company Contributions shall be suspended for a period not to extend beyond the later of six months after the month in which the notice of default is issued or the end of the month in which the Loan is reinstated under
                        Section XIII.6(d).

      8.    General Conditions

            (a) Any Participant may receive a Loan from the Plan. For purposes only of the Loan program provided for herein, Participant shall mean any "Party in Interest", as that term is defined in
                  Section 3(14) of the Employee Retirement Income Security Act (ERISA) who has a borrowable account balance in the Plan of at least $1,000, or to any person who has a vested account under the Plan and who is employed by an Affiliated Company. For purposes of this Article XIII, Affiliated Company shall mean a corporation that has adopted the Plan or any other profit sharing plan and is a member of the controlled group of corporations (within the meaning of Section 1663(a) of the Code, determined without regard to Code Section 1563(a)(4) and
                  Section 1563(e)(3)(c)) of which the Company is parent, and any corporation which is not a member of the controlled group of corporations but in which the Company has an ownership interest, or which has an ownership interest in the Company or is a member of the controlled group of a corporation which has an ownership interest in the Company.

            (b) A Participant may not have more than five Loans from the Plan outstanding at any time.

            (c) At all times during the term of the Loan(s), the Participant must have a balance in Fund L equal to the outstanding balance of the Loan(s).

            (d) No Loan shall be made to any Participant until the following steps are completed:

                  (1) The Participant has initiated the loan by contacting the recordkeeper pursuant to procedures established by the recordkeeper.

                  (2) The Participant has authorized payroll deductions for loan repayments.

                  (3) The Participant has authorized liquidation of assets to fund the loan amount.

                  (4)   The Participant has provided any consent required by
                        Section XIII.7.(b)(1).

                  (5) The check for the loan principal has been endorsed by the Participant. The recordkeeper will issue a loan check containing a conditional endorsement stating that by endorsing the check, the Participant agrees to the terms and conditions of the loan as set forth in the security agreement, disclosure statement and promissory note that accompanied the check.

            (e) A "qualified residential Loan" is a Loan used to acquire or construct any dwelling unit which within a reasonable time (determined at the time the Loan is made) is to be used as a principal residence of the Participant.

            (f) All Participants granted Loans under this Section shall receive a statement disclosing the terms of the Loan, including the interest rate, amount of interest to be paid over the term of the Loan and payment conditions (disclosure statement).

            (g) No Loan may be granted that would adversely affect the status of the Plan as one which qualifies under Section 401(a) or 401(k) of the Code or the status of the trust as one which is exempt from Federal income tax under Section 501(a) of the Code.

            (h) Notwithstanding anything above to the contrary, the Loan Administrator may deny a Loan if in its judgment the Participant will not have sufficient income to meet his Loan payments as they become due.

            (i) The Loan Administrator is responsible for the administration of the loan program described in this section.

XIV.  WITHDRAWALS

      1.    General Conditions

            (a) In addition to a distribution pursuant to Section XVI.1., a Participant, Former Participant, Alternate Payee or Spouse Beneficiary may make three withdrawals in any calendar year under the provisions of this Section from his Regular and/or Before-Tax Accounts. Withdrawals shall not be permitted:

                  (i) from the Before-Tax Account before the Participant attains age 59 1/2, becomes disabled, incurs a hardship, or terminates employment with the Company's Controlled Group. Hardship withdrawals from the Before-Tax Account are governed by Section XV.

                  (ii)  from Fund L, except as provided in Section XIII.7.

                  (iii) from the portion of the Regular Account attributable to
                        Profit Sharing Contributions and Earnings on those contributions prior to termination of employment with the Controlled Group.

            (b) Withdrawn amounts will be valued as of the valuation date on which the transaction is processed.

            (c) Matching Contributions shall be suspended for six months if a Participant withdraws any or all of:

                  (i) his Matched After-Tax Amounts deposited during the last two years of participation;

                  (ii) his Matched Before-Tax Amounts deposited during the last two years of participation;

                  (iii) the Nonforfeitable Matching Contributions deposited in his Regular Account during the last two years of participation.

            (d) Distribution from Regular Accounts and Before-Tax Accounts under this Section may be made in cash or in kind as provided in Section XVI.4(a) or XVI.4(b), whichever is applicable.

            (e) The Funds in which the Participant's Accounts are invested will be liquidated pro rata to provide for less than total withdrawals.

      2.    Withdrawal Sequence

            Withdrawals by the Participant shall be made from his Regular Account in the following order:

            (a)   Pre-'87 After-Tax Contributions and Earnings.

            (b)   Unmatched After-Tax Contributions and Earnings.

            (c)   Rollover Contributions and Earnings.

            (d) Matched After-Tax Contributions held for more than two years and Earnings.

            (e) Matched After-Tax Contributions made during the most recent two years of participation and Earnings.

            (f) Nonforfeitable Matching Contributions held for more than two years and Earnings.

            (g) Nonforfeitable Matching Contributions contributed during the last two years of participation and Earnings.

            (h) Nonforfeitable Profit Sharing Contributions and Earnings on such contributions, following termination of employment with the Controlled Group.

            Withdrawals by the Participant shall be made from his Before-Tax Account in the following order:

            (a)   Unmatched Before-Tax Contributions and Earnings.

            (b) Matched Before-Tax Contributions held for more than two years and Earnings.

            (c) Matched Before-Tax Contributions contributed during the last two years of participation and Earnings.

      3.    Withdrawal Maximums

            The maximum withdrawal from any category in Section XIV.2 above shall be the lesser of

            (a)   the amount in such category in the Participant's Fund(s), or

            (b) the value of the Units, shares, and/or dollars, as appropriate, attributable to such category in the Participant's Fund(s) at the valuation date on which the transaction is processed.

XV.   HARDSHIP WITHDRAWALS FROM BEFORE-TAX ACCOUNT

      1.    Definition of Hardship

            A Participant may make a withdrawal in cash from his Before-Tax Account by establishing hardship. In order to prove hardship, a Participant must show (1) that he has an immediate and heavy financial need; and (2) that the hardship distribution is necessary to satisfy the immediate and heavy financial need. A committee appointed by the Company shall act on requests for withdrawals and appeals under this Section. The amount of an immediate and heavy financial need may, at the participant's request, include any amounts necessary to pay any federal income taxes or penalties reasonably anticipated to result from the distribution.

      2.    Establishment of Immediate and Heavy Financial Need

            A Participant may establish the existence of an immediate and heavy financial need only by demonstrating that the need results from one of the following deemed hardship conditions:

            a. Medical expenses described in Section 213(d) of the Internal Revenue Code incurred or to be obtained by the Participant, the Participant's spouse, or any dependents of the Participant;

            b. Purchase (excluding mortgage payments) of a principal residence for the Participant;

            c. Payment of tuition, related educational fees, and room and board for the next 12 months of post-secondary education for the Participant, the Participant's spouse, children or dependents; or

            d. The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence.

      3.    Distribution Necessary to Satisfy Immediate and Heavy Financial Need

            A Participant's request for a distribution to meet an immediate and heavy financial need will be deemed necessary to satisfy the need only if the Participant establishes in a sworn and notarized statement that:

            (a) The distribution is not in excess of the amount of the Participant's immediate and heavy financial need; and

            (b) The Participant has obtained all distributions, other than hardship distributions, and all loans currently available under all plans maintained by the Controlled Group.

            The following consequences shall, in all events, apply:

            (i) The Participant will be prohibited from making any Before-Tax and After-Tax Contributions under this Plan and all other plans, with the exception of health and welfare benefit plans, including ones that are part of a cafeteria plan within the meaning of Section 125 of the Code maintained by the Controlled Group of companies for a period of twelve (12) months after receipt of the hardship distribution; and

            (ii) The Participant will be prohibited from making Before-Tax Contributions under this Plan and all other plans maintained by the Controlled Group of companies for the Participant's taxable year immediately following the year of the hardship distribution in excess of the applicable limit under Section 402(g) of the Internal Revenue Code for such next taxable year less the amount of such Participant's Before-Tax Contributions for the taxable year of the hardship distribution.

      4.    Amount Withdrawable

            The amount which may be withdrawn cannot exceed the total of the Participant's Before-Tax Contributions (nor the amount necessary to satisfy the immediate and heavy financial need created by the hardship). A Participant may direct withdrawals under this Section in accordance with Section XIV.1.(f). The withdrawal sequence will be as set forth in Section XIV.2.

      5.    Forfeitures and Suspensions

            Except as provided otherwise in this Section, Hardship Withdrawals are subject to the same suspensions provided in Section XIV for other withdrawals from Before-Tax Accounts, provided, however, that a Hardship Withdrawal shall not be considered a withdrawal for purposes of the limitation on the number of withdrawals permitted under Section XIV.1.

XVI.  TERMINATION OF PARTICIPATION

      1.    General Conditions

            (a) An individual's participation in the Plan will end when his service with the Company and its Controlled Group is terminated or the Plan is terminated. In either such event, notwithstanding the restriction on the number of withdrawals contained in Section XIV.1, the Former Participant may request distribution of the balance in his Accounts. Distribution of the Participant's total interest in the Plan, after deducting any required forfeiture of Company Contributions, will be made as described in this Section.

            (b) Notwithstanding Paragraph (a), distribution of the individual's Before-Tax Account upon termination of the Plan may be made as described in this Section only after he attains age 59 1/2, becomes disabled, or terminates his service with the Controlled Group, whichever occurs first. Any termination on account of a liquidation, merger, or consolidation of the Company, which involves (1) no substantial change in the make-up of employees, (2) only a technical change in the employment relationship, and (3) no meaningful change in the beneficial ownership of the business will not be considered a termination of service. Distribution of such Former Participant's Regular Account will be made, after deducting any required forfeiture of Company Contributions, when the Plan or his service with the Company is terminated or, at his option, when his Before-Tax Account is distributed. A Former Participant who, prior to his termination of service, elected to defer receipt of his Regular Account balance under this Subparagraph may, at any time prior to settlement of his accounts, request immediate distribution of the balance in his Regular Account less any required forfeiture of Company Contributions.

      2.    Terminations Without Forfeiture

            No forfeiture of Company Contributions will be charged against a Participant if termination of employment occurs:

            (a) for any reason after the Participant attains Normal Retirement Age or is credited with five Years of Vesting Service, or

            (b)   at any time by reason of:

                  (1) termination on account of total and permanent disability as determined under the Company's long term disability plan that covered the Participant,

                  (2)   death prior to termination of employment, or

                  (3)   termination of the Plan.

                  (4) termination of employment on or after April 20,1999 due to a formal reduction in force program with respect to which the Company has determined that the Participant's employment role has been eliminated and his or her employment is severed; provided, however, that this Subparagraph (4) does not apply if the Participant's employment is terminated for reasons determined by the Company to be related to the Participant's performance.

      3.    Terminations With Forfeiture

            A Participant will forfeit the nonvested percent of the Company Contributions made for his Account if he has less than five Years of Vesting Service and he ceases to be an employee of the Company and its Controlled Group for any reason other than those specified in Paragraph 2(a) or (b) of this Section.

            (a) The nonvested percent shall be determined from the following table:

                  Years of Vesting Service      Nonvested Percent
                  ------------------------      -----------------

                  Less than 1                            100%
                  1 but less than 2                       80%
                  2 but less than 3                       60%
                  3 but less than 4                       40%
                  4 but less than 5                       20%
                  5 or more                               0%

            (b) For purposes of this Plan, a Participant's "Years of Vesting Service" are equal to the aggregate time elapsed between his employment commencement date and his termination of employment with the Company and its Controlled Group, expressed in years and days, subject to the following:

                  (1) A Participant's "employment commencement date" is the earlier of:

                        (i) The earliest date on or after January 1, 1998 on which the Participant first performs an Hour of Service for the Company.

                        (ii) If the Participant became an employee of the Company on or after January 1, 1998 and on or before June 1, 1998, and if the Participant was an employee of E. I. du Pont de Nemours and Company, Pioneer Hi-Bred International, Inc., or a member of the Controlled Group of either of those corporations on December 31, 1997, the first day of the Participant's most recent period of continuous service with such entities ending on the day before he became an employee of the Company.

                  (2) If a Participant who has no vested right to a benefit at the time his termination of employment occurs subsequently has a period of at least 60 consecutive months during which he is not employed by the Company or its Controlled Group (adjusted for absences described in Section XVI.6.(b)), and the break is longer than his Years of Vesting Service prior to the break, all service prior to the break in service shall be disregarded.

                  (3) The Participant's employment commencement date shall be adjusted by subtracting from his service any period of at least 12 months duration commencing on the later of
                        (i) his termination of employment with the Company and its Controlled Group, or (ii) the first anniversary of the date the individual is absent from service for any reason other than such a termination of employment, and ending on the date he again performs an Hours of Service.

      4.    Distribution of Accounts

            (a) Subject to the conditions in Paragraph 1 of this Section and Subparagraphs (c) and (i) of this Paragraph, and subject to any retirement deferral election under Subparagraph (d) of this Paragraph, as soon as practicable after termination of participation in the Plan under the provisions of Paragraph 2 of this Section, distribution of the balance in the individual's accounts, including all nonforfeited Company Contributions, will be made on the following bases:

                  (1) For Funds B and C, cash equal to the value of the individual's Units and/or Shares, as appropriate, therein at the valuation date on which the termination of participation occurs, or, where termination is on account of death, the valuation date on the business day preceding the day of distribution.

                  (2) For Funds D, F and P, delivery of full shares of DuPont and/or Pioneer common stock (as applicable) or of Conoco Class B stock in the individual's account, plus the value in cash of any fractional interests in a share of such stock and accrued income at the valuation date on which termination of participation occurs or, at the election of the individual, some or all in cash.

                  (3) For Fund L, cancellation of the Participant's obligation to repay any outstanding loan, if requested.

            (b) Subject to the conditions in Paragraph 1 of this Section and Subparagraphs (c), (d) and (i) of this Paragraph, as soon as practicable after termination of participation in the Plan under the provisions of Paragraph 3 of this Section, distribution of the balance in an individual's accounts will be made as provided in Paragraph 4(a) of this Section except that the individual shall forfeit an amount equal to the nonvested percent of the lesser of

                  (1) the dollar amount of Company Contributions credited to his accounts prior to the valuation date on which termination occurs, or

                  (2) the current value of the units and shares attributable to his Company Contributions.

                  The forfeiture shall occur as of the earliest of (i) the date the balance of the Participant's Accounts is distributed, (ii) the date the Participant incurs five consecutive One-Year Breaks in Service commencing with his termination of employment, or (iii) the date the Participant dies.

            (c)   Beneficiary Designation

                  (1) A Participant, Former Participant, or Spouse Beneficiary may designate any beneficiary or beneficiaries he chooses to receive all or part of his interests in Funds B, C, D, F and P in case of his death, and he may replace or revoke such designation. However, in the event the Participant, or Spouse Beneficiary has a spouse, no designation of a person other than the spouse shall be permitted, unless such spouse has consented in writing in the manner prescribed by the Company to another beneficiary, or such consent could not be obtained because the spouse could not be located or because of such other reasons as applicable Treasury Regulations may provide, in which case distribution shall be made as provided in Paragraph 4(a) or (b) of this Section. If no surviving spouse exists and no beneficiary designation is in effect, distribution of the nonforfeitable benefit shall be made to, or in accordance with the directions of, the executor or administrator of the decedent's estate.

                        With respect to non-Spouse Beneficiaries (including a beneficiary who is a spouse of a Former Participant), the nonforfeitable balance of a deceased Participant's, Former Participant's, or Alternate Payee's Plan assets will remain in the accounts and Funds as of the time of his death, pending distribution. Total distribution shall be made to such beneficiaries no later than the end of the twelfth month following the death of the Participant, Former Participant, or Alternate Payee.

                        If in the opinion of the Company there is a question as to the legal right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the decedent's estate, in which event the Trustee and the Company shall have no further liability to anyone with respect to such amounts. Non-Spouse Beneficiaries may not designate beneficiaries; account balances remaining at the time of their death will be paid to their estates as soon as practicable following the death of the Non-Spouse Beneficiary.

                  (2) If the Plan Administrator receives a qualified disclaimer (as defined in Code section 2518) from any designated beneficiary entitled to benefits as a result of, and within nine months after, the death of a Participant, Former Participant, Spouse Beneficiary, or Alternate Payee, such benefits shall instead be paid to an alternate beneficiary determined according to a valid beneficiary designation made by the deceased. Payment to an alternate beneficiary on account of receipt of a qualified disclaimer shall not be treated as a violation of Section XVII of the Plan.

            (d)   Retirement Deferral Election

                  (1) Notwithstanding the provisions of Paragraph 4(a) of this Section,

                        (i)   a Participant, or

                        (ii) the Spouse Beneficiary of a deceased Participant who had not reached his Required Beginning Date may elect, revoke, or reelect an option to have the distribution in the Participant's Accounts made no later than his Required Beginning Date except that, in the case of a Spouse Beneficiary, distribution of the balance in the accounts shall commence on or before the later of the end of the year in which the deceased employee would have attained age 70 1/2 or the end of the year after that in which the employee died. A Participant or Spouse Beneficiary may revoke the election and request distribution of the balance in the accounts at any time prior to the time prescribed by this subparagraph.

                  (2) With respect to a Participant or Spouse Beneficiary who has made an election under this Section XVI.4(e):

                        (i) Transfers between Funds B, C, D and P of the Regular Account and Funds B, C, D and P of the Before-Tax

                              Account shall be permitted as set forth in Section VIII.l; and,

                        (ii) up to three (3) Withdrawals may be made during each calendar year in accordance with Section XIV.

                  (3) The distribution will be valued as of the date of settlement.

            (e)   Termination of Employment

                  If termination of employment, other than a termination of employment described in Section XVI.2(b), occurs prior to the last scheduled work day of the month, no Matching or Profit Sharing Contributions will be made for the month of termination.

            (f)   Application of Forfeitures

                  All amounts forfeited by Participants terminating their participation in the Plan shall be applied to reduce Company Contributions required by Section V.

            (g)   Sale of Business or Facility

                  A Participant who is credited with at least 5 Years of Vesting Service and whose employment with the Company or with a partnership or a joint venture in which the Company has an ownership interest and with whom such Participant was employed at Company request is to be terminated in connection with the sale by the Company of any business or facility or of the Company's interest in such entity, may, at any time prior to termination of employment, designate that the balance in his Before-Tax and After-Tax Accounts (including the balances in Fund L) be paid in cash and promissory note(s) directly to the trustee of a qualified defined contribution plan maintained by the purchaser of the business or facility if such plan will accept the transfer of assets and note(s).

                  As of the valuation on the day of termination of the Participant's employment, the balance of his Before-Tax Account in Funds B, C, D, F and P and his Regular Account in Funds B, C, D, F and P shall be allocated to his Regular Account in Fund B and the balance of his Before-Tax Account Fund L shall be allocated to his Regular Account Fund L.

                  Payment to the trustee of the receiving plan will be made as soon as practicable after the Company receives satisfactory proof that the requirements of Section 414(1) of the Code will be satisfied in the transfer of assets. At any time prior to such transfer of assets, the individual may request distribution of the balance of his accounts. Such payment to the trustee of the receiving plan or distribution to the individual will be in cash (and promissory note(s), if applicable) as of the valuation date on which such proof or request, respectively, is received by the Company.

            (h)   Post Termination Participation

                  After termination of service, Former Participants whose vested account balances exceed $5,000 at the time of termination (or exceeded $5,000 at the time of any previous distribution) and who do not consent to the distribution of their Account balances may elect to participate in the Plan to the extent provided in this Subparagraph. No further Company Contributions or After-Tax Contributions or Before-Tax Contributions will be permitted and such participation shall not count for vesting purposes. A total distribution may be taken at any time. Total distribution shall be made under this Subparagraph no later than the Participant's Required Beginning Date.

            (i) If a distribution is required under the terms of this Plan, pursuant to the Code, pursuant to a Qualified Domestic Relations Order, or because an account holder requested a distribution and the account holder or alternate payee to whom such a benefit must be paid or who requested payment cannot be located, such distribution shall be held without interest and forfeited six (6) months after the end of the month in which the distribution was required to be made or requested and shall be used to reduce Company Contributions as provided in
                  Section XVI.4(g) provided that the amount of such forfeiture shall be reinstated without interest if, prior to termination of the Plan, a claim is made by the account holder or alternate payee for the forfeited distribution.

            (j) If an account is created for an Alternate Payee pursuant to a Qualified Domestic Relations Order, no Company Contribution or employee After-Tax and/or Before-Tax Contributions to such account will be permitted. A total distribution may be taken at any time. Total distribution shall be made to the Alternate Payee under this Subparagraph no later than April 1 of the calendar year following the year in which the Participant, from whom the Alternate Payee's account was derived, attains age 70 1/2.

      5.    Form of Payment

            (a) Except for Withdrawals under Section XIV prior to the Participant's Required Beginning Date or the date any other individual is required to receive distribution under this Section, all distributions shall be in the form of a lump sum distribution of the individual's entire nonforfeitable benefit.

            (b) Notwithstanding any other provision of this Plan or election by a Participant or Spouse Beneficiary to the contrary, the lump sum distribution shall be made at such time as required by Code section 401(a)(9) and all regulations thereunder.

      6.    Reenrollment in Plan

            (a)   After Voluntary Termination of Contributions

                  If a Participant terminates his contributions to the Plan and remains employed, he shall immediately be eligible to begin contributing to the Plan again.

            (b)   After Reemployment

                  If a Participant who has had his participation terminated because his service with the Company was terminated is reemployed, he shall immediately be eligible to participate in the Plan. For purposes of the preceding sentence and Sections XVI.6(c), absence from employment for the following reasons shall be considered service:

                  (i)   pregnancy or birth of a child of the individual,

                  (ii) placement of a child with the individual in connection with its adoption by the individual; and

                  (iii) caring for such child beginning immediately after such birth or placement.

                  No more than 501 Hours or 12 months, whichever is applicable, shall be considered service under the preceding sentence in connection with any pregnancy or placement.

            (c)   Reinstatement of Forfeitures

                  If a Participant who forfeited Company Contributions is reemployed by the Company or a member of the Company's Controlled Group before he has incurred five consecutive One-Year Breaks in Service commencing with his termination, the dollar amount of the Company Contributions forfeited by the Participant will be restored to his Regular Account and allocated to Funds B, C, D and P in whole multiples of one percent (1%) in accordance with the Participant's authorization.

XVII.  NONASSIGNMENT

       Except as provided by Section 401(a)(13) of the Code, no assignment of the rights or interests of account holders under this Plan will be permitted or recognized, nor shall such rights or interests be subject to attachment or other legal processes for debts.

XVIII. OPERATION OF THE PLAN AS A TOP-HEAVY PLAN

       If it is determined that the Plan is a top-heavy plan, within the meaning of Section 416(g) of the Code, for any Plan Year, this Section will supersede all other provisions to the contrary and apply for such Plan Year.

      l.    Minimum Vesting

            Each Participant shall have a nonforfeitable right to the Company Contributions in his Regular Account, other than the nonvested portion thereof determined from the table in Section XVI.3(a).

      2.    Minimum Contributions

            Contributions by the Company under the Plan, including Before Tax Contributions, on behalf of each Participant who has not separated from service at the end of the Plan year and who is a non-key employee shall not be less than three percent (3%) of his Compensation.

      3.    Compensation Limitation

            For any plan year in which the Plan is a top-heavy plan, the compensation limitation set forth in Code Section 416(a) shall apply.

      4.    Effect on Limitation on Annual Additions

            For any plan year in which the Plan is top-heavy, the combined limitation described in Section XIX.7(b) shall be applied by substituting "1.0" for "1.25" wherever it appears in Sections XIX. 14(s) and (v).

      5. Definitions - For purposes of these top-heavy provisions, the following definitions shall apply:

            (a) Key employees and non-key employees. In determining which employees are key employees and which are non-key employees, the criteria set forth in Code Section 416 and the regulations thereunder shall be applied.

            (b) Top-heavy ratio. The top-heavy ratio shall be computed in accordance with Code Section 416 and the regulations thereunder.

            (c) Aggregation Group. For purposes of determining if the Plan is a top-heavy plan for a particular Plan Year, each tax qualified plan of the Company in which a key employee participates in the Plan Year containing the determination date, or any of the four preceding Plan Years, and each other tax qualified plan of the Company, which during this period, enables any plan, in which a key employee participates, to meet the requirements of Code Sections 401 (a)(4) or 410 shall be aggregated within the required aggregation group. All other tax qualified plans which are not required to be aggregated under the preceding sentence but that satisfy the requirements of Code Sections 401(a)(4) and 410 when considered together with the required aggregation group shall also be aggregated.

            (d) Determination Date. The determination date for any Plan Year shall be September 30 of the preceding Plan Year.

            (e) Valuation Date. The valuation date applicable to the determination date shall be September 30 of the preceding Plan Year.

XIX.  MISCELLANEOUS PROVISIONS

      1.    Plan Administration

            (a) The Company shall have the authority to control and manage the operation and administration of the Plan and to designate one or more persons to carry out the responsibilities of the operation and administration of the Plan. The Company is a Named Fiduciary for all aspects of the Plan. The Company, or such person or persons as the Company may designate, may employ one or more persons to render advice with regard to any responsibility of the Company or any such person under the Plan.

            (b) All authorizations, designations and requests concerning the Plan shall be made by employees in the manner prescribed by the Company.

            (c) The Company, or its designee by written instrument, shall have the responsibility of appointing Trustees, as provided in Paragraph 1 of Section IX, Paragraph 1(a) of Section X, Paragraph 1 of Section XI and Paragraph 1 of Section XII, and the Company, or its designee by written instrument, shall have the responsibility of making the designations called for pursuant Paragraph l(b) of Section X. The Company, or its designee by written instrument, shall have the authority to appoint an investment manager to invest and manage all or any portion of the assets of the Plan, and to delegate to such investment manager or any other person the power and authority to appoint and enter into agreements with additional investment managers to manage all or any portion of the assets of the Plan.

            (d) The Company retains discretionary authority to determine eligibility for benefits hereunder and to construe the terms and conditions of the Plan. The decision of the Company shall be final with respect to any questions arising as to interpretation of this Plan.

            (e)   The Company is the Plan Administrator.

            (f) Subject to the requirements of the Code, the Company may authorize the Trustees of the Plan to accept a rollover of assets in cash and/or DuPont or Pioneer common stock, or Conoco Class B stock, received in a qualified distribution from a qualified employer plan as described in Code Sec. 402(a)(5), or received in a distribution from an individual retirement account, as described in Code Sec. 408(d)(3)(A)(ii). Any such stock received will be allocated to the Regular Account Fund that holds such stock. The Account Holder shall designate the manner in which all other rollover contributions to the Plan will be invested. All amounts so received will be treated as Earnings in the Regular Account. Only taxable amounts may be rolled over under this Section.

            (g) A newly hired employee who has made a rollover contribution to the Plan in accordance with Subparagraph (f) who has not otherwise become a Participant of the Plan may make, with respect to his rollover contribution, fund transfers in accordance with Section VIII and withdrawals in accordance with Section XIV; provided, however, that such employee shall not have a right to make Before-Tax Contributions, After-Tax Contributions or have Company Contributions made on his behalf or institute loans until he has otherwise satisfied the requirements imposed by Section II.

            (h) Subject to the requirements of the Code, the Company may authorize the Trustees of the Plan to accept a trust-to-trust transfer of assets requested by a Participant or Spouse Beneficiary in cash and/or DuPont or Pioneer common stock, or Conoco Class B stock, received from a qualified defined contribution plan. Any such stock shall be allocated to the Regular Account Fund that holds such stock. The account holder shall designate the manner in which all other transferred contributions to the Plan will be invested. Taxable amounts received pursuant to this Section will be treated as Earnings in the Regular Account. Nontaxable amounts will be treated as Unmatched After-Tax Contributions. Transfers from any qualified defined contribution plan maintained by E. I. du Pont de Nemours and Company or Pioneer Hi-Bred International, Inc. are specifically authorized under this paragraph.

            (i) Payments from the Plan may be "eligible rollover distributions" if they are not payments for an account holder's lifetime (or life expectancy), or account holder's lifetime and his beneficiary's lifetime (or life expectancy) or a period of ten years or more. Only taxable amounts of the distributions are "eligible for rollover distribution".

                  A Participant, Former Participant, Spouse Beneficiary or Alternate Payee may instruct the Plan Administrator to make a direct rollover of all or a portion of his distribution that is an "eligible rollover distribution" to another qualified plan or an Individual Retirement Account.

                  In the event a Participant, Former Participant, Spouse Beneficiary or Alternate Payee elects not to make a direct rollover of all or any portion of his "eligible rollover distribution", the distribution shall be subject to the 20% withholding specified in Code Section 3405.

            (j) Overpayments of a distribution under this Plan shall be repaid within thirty (30) days after written demand is made for repayment by the Plan Administrator. In the event repayment is not made either within thirty (30) days of such demand or in accordance with such terms as may be agreed to by the Plan Administrator, an amount, to the extent available, equivalent to the overpaid amount shall be deemed to have been withdrawn by the account holder under Section XIV, XV or XVI, whichever is applicable, and the limitation on the number of Withdrawals contained in Section XIV.1. shall not apply to such

                  Withdrawal. Until any remaining overpaid amount is repaid or restored, a Participant shall neither deposit After-Tax Contributions nor make Before-Tax Contributions, and Company Contributions shall be suspended.

            (k) Notwithstanding any other provision of the Plan, benefits under the Plan shall be limited as required by the Internal Revenue Code.

      2.    Administrative Expense

            Reasonable expenses of administering the Plan, including, but not limited to, recordkeeping expenses, trustee fees, and transactional costs shall, at the election of the Plan Administrator, be paid by account holders. Brokerage fees, transfer taxes, investment fees and other expenses incident to the purchase and sale of securities and other investments in Funds B, C, D, F and P shall be included in the cost of such securities or investments, or deducted from the sales proceeds, as the case may be.

      3.    Modification or Termination

            The Company reserves the right to change or discontinue this Plan in its discretion by action of the Company or by written instrument executed by such person or persons as the Company may designate. In the event of the complete or partial termination of the Plan, or complete discontinuance of Company Contributions under the Plan, distribution of full shares of DuPont, Pioneer or Conoco stock, and all cash balances including those resulting from the liquidation of Funds B and C will be made to the affected Participants in accordance with Section XVI.4(a).

      4.    Transition to Amended Plan

            Where an individual is in a bargaining unit represented by a union for collective bargaining, with which discussions have been had concerning this Plan as last amended, the provisions of the amended Plan shall not become effective for such individual unless and until
            (i) such discussions or (ii) existing collective bargaining agreements result in favor of applicability of the amended Plan. The terms of the Plan in effect immediately prior to the last amendment shall continue to apply to an individual so excluded unless and until discussions with the union representing his unit have concluded in favor of applicability to the unit of the amended Plan or of other employee benefits in lieu thereof, or unless and until the individual is made eligible under the amended Plan by lawful unilateral action of the Company.

      5.    Transfer of Assets

            (a) In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each employee shall (if the Plan is then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is no less than the benefit to which he would have been entitled immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

            (b) In connection with an individual's transfer of employment from an affiliated group company or an individual's employment with the Company immediately upon the termination of such individual's employment, at Company request, from a partnership or joint venture in either of which the Company has an ownership interest or a corporation which has an ownership interest in the Company or a member of the Controlled Group of such a corporation, the balances in his qualified profit-sharing plan accounts which are transferred to this Plan will be deposited in Regular and Before-Tax Accounts, as appropriate, and allocated in cash or in kind to Funds B, C, D, F or P, except that any cash transferred will be deposited in Fund B and any promissory note(s) will be converted to a promissory note under this Plan and transferred to Fund L. The determination of whether the account balances are to be transferred in cash or in kind shall be made by the Plan Administrator. All amounts transferred to this Plan under this Subsection (b), and the earnings on those amounts, will be 100% vested at all times.

                  An individual's period of participation under this Plan will include his period of continuous participation in the qualified profit-sharing plan of the affiliated group company immediately preceding the transfer of employment. With respect to an individual who was employed by the Company immediately upon the termination of such individual's employment, at Company request, from a partnership or joint venture in which the Company has an ownership interest or a corporation which has an ownership interest in the Company or a member of the Controlled Group of such corporation, years of service for vesting by the individual in such entity's qualified profit-sharing plan shall be recognized as Years of Vesting Service in this Plan provided such individual transfers his entire account balance from the qualified profit-sharing plan of such entity to this Plan. An individual with respect to whom company contributions to the plan of an such company, partnership or joint venture were suspended at the time of his transfer or of his employment by the Company from such partnership or joint venture will not be entitled to Company Contributions under this Plan until the suspension period lapses. A withdrawal by a participant of any part of a qualified profit-sharing plan account remaining to his credit in the plan of such company, partnership or joint venture, where such account remains after his transfer from such company, partnership or joint venture to any other such company, partnership or joint venture will have the same effect on his participation in this Plan as if he made such withdrawal from this Plan.

            (c) In connection with the acquisition of a business or facility, the Company, in its discretion, may direct the Trustee of Fund B of the Plan to accept a transfer of assets, in cash, or the Trustees of Funds B and L to accept a transfer of assets in a combination of cash and promissory note(s) which note(s) must be converted to note(s) under this Plan and transferred to Fund L from the trustee(s) of a qualified defined contribution plan maintained by the seller of the business or facility. The cash received will be allocated to the employees' accounts in Fund B based on the value on the date in which the transfer takes place. Amounts received which were employee contributions will be treated as Unmatched After-Tax amounts; amounts which were Before-Tax Contributions will be treated as Unmatched Before-Tax amounts; amounts which were Earnings on Before-Tax amounts will be treated as Earnings on Before-Tax amounts; and all other amounts received will be treated as Earnings in the Regular Account. The Company may recognize service with the seller by an employee for purposes of eligibility in this Plan and may also recognize participation in the seller's plan by an employee who enrolls in the Plan and whose entire account assets are transferred to this Plan for purposes of participation in this Plan, and the assets transferred for his account will be valued in accordance with Section X.3.

            (d) In connection with the previous acquisition of a business or facility in which the seller agreed to later reemploy individuals who had become employees of the Company, the Company may, in its discretion, direct the Trustees of the Plan to transfer account balances of Former Participants who are so reemployed to the trustee of the seller's qualified defined contribution plan, provided the requirements of
                  Section 414(1) of the Code will be satisfied in the transfer of assets.

      6.    No Guarantee of Security Values

            The Company does not guarantee or represent in any way that the value of stocks and other assets in which the account holder has an interest will increase or will not decrease. Each Participant assumes all risks in connection with any changes in the value of securities and other assets in the various Funds in which he may have an interest.

      7.    Limitations on Annual Additions

            This Plan provision supersedes any other Plan provision which would conflict with this one.

            (a) In no case may annual additions to a Participant's account, determined on a calendar year basis, either solely under the Plan or under an aggregation of the Plan with all other Defined Contribution Plans maintained by the Corporate Employer, exceed the lesser of 25% of his Compensation or $30,000 (adjusted for each Plan Year to reflect cost of living increases for that year published by the Secretary of Treasury). For this purpose, "annual additions" are, for any year, the sum of (1) contributions to a Defined Contribution Plan on behalf of a Participant by the Corporate Employer, including deferrals under Code Section 401(k), and (2) employee contributions. If the limitation in this paragraph would otherwise be exceeded, After-Tax and Before-Tax Contributions will be returned or paid, and Company Contributions will be removed from the employee's account and applied to reduce the subsequent contributions of the Company under the Plan, to the extent necessary, as determined by the Plan Administrator.

            (b) Prior to January 1, 2000, when annual additions are viewed in conjunction with an employee's interest in all other Defined Benefit and Defined Contribution Plans of the Corporate Employer, the sum of the Defined Benefit Plan Fraction and the Defined Contribution Plan Fraction for any year shall not exceed 1.0. If the limitation in this paragraph would otherwise be exceeded, the Plan Administrator shall determine the extent to which the Participant's benefit under any one or more of such plans shall be reduced in order to comply with that limitation in such a manner as to maximize the aggregate benefits payable to the Participant.

            (c) From time to time, and at least annually, the level of participation in the Plan will be reviewed and, if necessary, the amount of After-Tax and Before-Tax Contributions which may be elected in accordance with Paragraph 1 of Section IV will be adjusted to assure that the Plan continues to satisfy Internal Revenue Service guidelines.

      8.    Qualified Domestic Relations Orders

            The Plan will make payment from an account holder's Regular and/or Before-Tax Account as required by a qualified domestic relations order, as defined under Sec. 414(p) of the Code. Any amounts awarded to an alternate payee, prior to the death of the Participant or Former Participant pursuant to a domestic relations order determined by the Plan Administrator to be qualified shall be distributed within 90 days of such determination, unless the qualified domestic relations order specifies that the Alternate Payee shall have an account in the Plan. No Loan, Withdrawal, or other action otherwise permissible pursuant to any provision of the Plan shall be taken which, in the opinion of the Plan Administrator, may be inconsistent with the provisions of a qualified domestic relations order.

      9.    Military Service

            Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

      10.   Normal Retirement Age

            Normal retirement age under the Plan is age 65.

      11.   Compensation Taken into Account

            The maximum amount of annual compensation of a Participant that shall be taken into account under this Plan for any year shall not exceed the amount prescribed in Code Section 401(a)(17).

      12.   No Decrease of Accrued Benefit

            No amendment to the Plan shall be effective to the extent it has the effect of decreasing a Participant's accrued benefit. For purposes of this paragraph, a Plan amendment which has the effect of decreasing the Participant's account balance or eliminating an optional form of benefit, with respect to the benefits attributable to service before the amendment shall be treated as reducing an accrued benefit.

      13.   Change to Vesting Schedule

            If the Plan's vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change.

            The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

            (1)   Sixty (60) days after the amendment is adopted;

            (2)   Sixty (60) days after the amendment becomes effective; or

            (3) Sixty (60) days after the Participant is issued written notice of amendment by the Employer or Plan Administrator.

            Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his Employer-derived accrued benefit will not be less than his percentage computed under the Plan without regard to such amendment.

      14.   Definitions

            (a) The term "Affiliated Group" means the Controlled Group, but does not include any foreign subsidiary or any domestic subsidiary which derives in excess of 50% of its gross income for a taxable year from sources without the United States (as defined in Section 7701(a)(9) of the Code).

            (b) The term "Code" means the Internal Revenue Code of 1986, as amended.

            (c) The term "Company" means Optimum Quality Grains, L.L.C., a Delaware limited liability corporation. It also includes any wholly owned subsidiary, joint venture or partnership in which the Company has an ownership interest, provided that such entity
                  (1) adopts this Plan with the approval of the Company, or such person or persons as the Company may designate and (2) agrees to make contributions in respect of any of its employees who become Participants of the Plan.

            (d) The term "Controlled Group" means the Company and its controlled group of corporations within the meaning of Section 1563(a) of the Code. Any reference to the "Controlled Group" of E. I. du Pont de Nemours and Company or Pioneer Hi-Bred International, Inc. means the controlled group related to said corporation within the meaning of Code Section 1563(a).

            (e) The term "Before-Tax Account" means the account in which a Participant's Before-Tax Contributions and earnings thereon are maintained.

            (f)   The term "employee"

                  (1)   Includes all employees of the Company.

                  (2) Excludes an individual who is on temporary assignment with the Company from a foreign affiliate of the Company with the expectation that he will return to duties with the foreign affiliate at the end of a period not exceeding three years.

                  (3) Excludes any individual during any period during which the individual is classified by the Company as an independent contractor or as any other status in which the person is not treated as a common law employee of the Company for purposes of withholding taxes, regardless of the correct legal status of the individual. The previous sentence applies to all periods of such service of an individual who is subsequently reclassified as an employee, whether the reclassification is retroactive or prospective.

                  (4) Includes an individual who must be treated as an employee under Section 414(n) of the Code (a "Leased Employee"), but only to the extent required by that Code section and final regulations thereunder. A Leased Employee shall be treated as an employee for purposes of determining Hours of Service for participation and nonforfeitability of benefits (in the event the individual becomes an employee without regard to this paragraph). A Leased Employee shall be treated as an employee for purposes of the other requirements set out in Section 414(n)(3) of the Code. Notwithstanding anything herein to the contrary, no Leased Employee shall be a Participant in this Plan.

            (g) The term "Hour of Service" means each hour for which an employee is compensated or entitled to compensation for the performance of duties and includes each such hour for which back pay, irrespective of mitigation of damages, has been awarded or agreed to. An hour also includes each hour for which an employee is compensated or entitled to compensation due to vacation, holiday, illness, incapacity (including disability), jury duty, or leave of absence. No more than 501 hours shall be credited hereunder to any employee on account of any single continuous period during which no duties are performed. Hours shall be credited to the period during which the duties are performed or to which the payment relates and, in the case of a period where no duties are performed, shall be credited on the basis of the number of regularly scheduled working hours during the period. Hours shall be computed with respect to service with the Company and all other members of the Company's Controlled Group, and shall be aggregated for service with all such employers. All hours shall be credited in conformance with Section 2530.200b-2(b) and (c) of Department of Labor regulations, which is incorporated herein by reference.

            (h) The term "Matched Before-Tax" means Before-Tax Contributions on which related Matching Contributions are based.

            (i) The term "Matched After-Tax" means After-Tax Contributions on which related Matching Contributions are based.

            (j) The term "Monthly Pay" means an employee's base salary or wages and overtime pay paid to the employee by the Company during a particular month. Monthly Pay does not include severance pay, allowances or reimbursements for expenses, fringe benefits, long term incentive compensation or gain sharing, or any other extra or added types of compensation. However, Monthly Pay includes Before-Tax and After-Tax Contributions to this Plan and any pre- tax salary reductions for any plan subject to Code Section 125.

            (k)   The term "Plan Year" means the calendar year.

            (l) The term "Regular Account" means the account in which a Participant's After-Tax Contributions, Company Contributions, and earnings thereon are maintained. The Company may direct that separate subaccounts shall be maintained for After-Tax Contributions, Matching Contributions and Profit Sharing Contributions and earnings attributable to each type of contributions.

            (m) The term "Matching Contributions" and "Profit Sharing Contributions" have the meanings assigned to them in Section V.

            (n) The term "Settlement" means final valuation of an account holder's accounts in preparation for distribution of the balance of his accounts.

            (o) The term "Unmatched Before-Tax" means Before-Tax Contributions on which no related Matching Contributions are based.

            (p) The term "Unmatched After-Tax" means After-Tax Contributions deposited in the Participant's accounts, on which no related Matching Contributions are based.

            (q) The term "Corporate Employer" shall mean the Controlled Group, as modified by Code Section 415(h).

            (r) The term "Defined Benefit Plan" shall mean a defined benefit plan as defined in Code Section 414(j) that is qualified under the Code.

            (s) The term "Defined Benefit Plan Fraction" for any year shall be a fraction, the numerator of which is an amount representing the total Projected Annual Benefit of the employee under all Defined Benefit Plans of the Corporate Employer, determined as of the close of the year, and the denominator of which is the lesser of (i) the product of 1.25 multiplied by the dollar limitation set forth in Code Section 415(b)(1)(A) (as adjusted under Code Section 415(b)(2) or in accordance with regulations or other official announcements issued by the Secretary of Treasury), or (ii) the product of 1.4 multiplied by 100% of the employee's average Compensation for his high 3 years.

            (t) The term "Compensation" shall mean the compensation of the Participant, as defined in Treasury Reg. 1.415-2(d), but including any elective deferrals not includible in the gross income of the employee pursuant to Code Sections 125 or 401(k), from the Corporate Employer for the year. The annual compensation of each Participant taken into account for determining all benefits provided under the Plan for any determination period shall not exceed $160,000 for Plan Years after 1997, as such limit is adjusted by the Secretary as provided under Section 415(d) of the Code. If the period for determining compensation used in calculating an allocation for a determination period is a short Plan Year (i.e., shorter than 12 months), the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by a fraction, the numerator of which is the number of months in the short Plan Year, and the denominator of which is 12.

            (u) The term "Defined Contribution Plan" shall mean a defined contribution plan as defined in Code Section 414(i) that is qualified under the Code.

            (v) The term "Defined Contribution Plan Fraction" for any year shall mean a fraction, the numerator of which is the sum of the annual additions to the employee's account under all Defined Contribution Plans of the Corporate Employer as of the close of the year, and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior year of service with the Corporate
                  Employer: (i) the product of 1.25 multiplied by the dollar limitation under Code Section 415(c)(1)(A) for such year (determined without regard to Code Section 415(c)(6)), or (ii) the product of 1.4 multiplied by 25% of the employee's Compensation for such year.

            (w) The term "Projected Annual Benefit" shall mean the benefits which are projected to be paid annually under all Defined Benefit Plans of the Corporate Employer to an employee payable as a straight life annuity commencing at normal retirement age. Such projection shall be based on the assumptions that:

                  (1) The employee's compensation for all future years will equal his Compensation for the year of computation,

                  (2) The employee's future participation in the Defined Benefit Plans of the Corporate Employer will continue uninterrupted until he has reached normal retirement age and that he will earn a full year of service for each full year he participates in the Defined Benefit Plans of the Corporate Employer during that period, and

                  (3) All other relevant factors considered in computing the benefits will remain constant with the year of computation.

            (x) The term "Transfer" means transfer of Plan assets between or among the various Plan Funds in accordance with Section VIII of the Plan.

            (y) The term "Highly Compensated Employee" shall mean an individual described as such in Code Section 414(q). Unless otherwise provided in Code Section 414(q), each employee who meets one of the following requirements is a "Highly Compensated Employee":

                  (1) The employee at any time during the current or prior Plan Year was a more than 5-percent owner as defined in Code Section 414(q)(2), or was the spouse, child, parent or grandparent of such an owner to whom the owner's stock is attributed pursuant to Code Section 318 (regardless of the Compensation of the owner or family member).

                  (2) The employee received Compensation from the employer in excess of $80,000 for the prior Plan Year. The dollar amount specified in the previous sentence shall be indexed for cost of living increases for each calendar year after 1998 as provided in the applicable Treasury regulations. For any Plan Year, the applicable dollar amount shall be the dollar amount in effect for the calendar year in which the Plan Year commences.

                  (3) The individual is a former employee who had a separation year prior to the current Plan Year and such individual performed services for the employer and was a Highly Compensated Employee for either (i) such separation year, or (ii) any Plan Year ending on or after the individual's 55th birthday. A "separation year" is the Plan Year in which the individual separates from service with the employer.

                  For purposes of this Paragraph (y), "employer" includes the Company and all Affiliated Group members, and "employee" includes Leased Employees.

            (z) The term "Variable Pay" shall mean the variable payment under a pay program that relates a portion of total pay to business objectives such that if objectives are met, targeted pay levels are reached; but if objectives are exceeded or are not met, pay is above or below targeted levels. The term includes only amounts paid under a short-term annual program, and does not include long-term incentives.

            (aa) The term "Spouse Beneficiary" shall mean a spouse who is designated a primary beneficiary of a Participant in accordance with Section XVI.4(d).

            (bb) The term "Participant" shall mean an employee of the Company who is participating in this Plan in accordance with the terms of the Plan.

            (cc) The term "Former Participant" shall mean an individual who had been a Participant but whose service with the Company and its Controlled Group has terminated.

            (dd) A Participant's "Required Beginning Date" is April 1 of the calendar year following the later of (i) the calendar year in which the Participant attained age 70 1/2, or (ii) the calendar year in which the Participant's termination of employment occurs. However, clause (ii) of the previous sentence does not apply to any Participant who is more than 5-percent owner of the Company (as defined in Code Section
                  416) with respect to the Plan Year ending in the calendar year in which the Participant attains age 70 1/2.

            (ee) The term "accountholder" includes any Participant, Retired Participant, Former Participant, Alternate Payee or Spouse Beneficiary who has an Account in the Plan.